March 1, 2000



Michael Jordan
Amerinet Group.Com, Inc.
2500 N. Military Trail-- Suite 225
Boca Raton, FL 33431

Dear Michael,



         As we discussed at the first of the year, I cannot continue to participate on the board of Amerinet Group due to the extreme demands that have been placed on me at Cigarette Racing Team. I cannot predict when my responsibilities or schedule will lighten and therefore have had to discontinue all outside activity and devote myself to the corporate transition.

         I wish you and all of the board at Amerinet the best and success in all your endeavors.

Sincerely,

/s/ Penny Adams Field

Penny Adams Field

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